EXHIBIT 21.1
SUBSIDIARIES OF TRUEBLUE, INC.

CORPORATE NAME	Incorporated in State/Country of:
CLP Holdings Corp	Nevada
CLP Resources, Inc.	Delaware
Centerline Drivers, LLC	Nevada
PeopleScout Pty, Ltd (formerly known as HRX Pty, Ltd)	Australia
Labor Ready Holdings, Inc.	Nevada
Labour Ready Temporary Services, Ltd.	Canada
PeopleReady, Inc. (formerly known as Labor Ready Mid-Atlantic, Inc.)	Washington
PeopleReady Florida, Inc. (formerly known as Labor Ready Southeast, Inc.)	Washington
PeopleScout, Inc.	Delaware
PlaneTechs, LLC	Nevada
Simos Insourcing Solutions, LLC	Delaware
SMX, LLC	Illinois
Spartan Staffing, LLC	Nevada
Spartan Staffing Puerto Rico, LLC	Puerto Rico
Staff Management Solutions, LLC	Illinois
Staffing Solutions Holdings, Inc.	Delaware
TBI Outsourcing Canada, Inc.	Canada
TrueBlue Enterprises, Inc.	Nevada
TrueBlue India LLP	India
TrueBlue Netherlands I, B.V.	Netherlands
TrueBlue Netherlands II, B.V.	Netherlands
TrueBlue Services, Inc.	Delaware
Worker’s Assurance of Hawaii, Inc.	Hawaii
TrueBlue, Inc. has several additional subsidiaries not named above. The unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary at the end of the year covered by this report.